POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS that the undersigned hereby constitutes and appoints SANJOY MUKHERJEE and DOMINIC ADDESSO, and each of them singly, true and lawful attorneys, each with full power to do and perform all acts on behalf of the undersigned and to execute any and all instruments which either of them may deem necessary or advisable to enable the undersigned as a director and/or executive officer of Everest Re Group, Ltd. (“Company”) to comply with Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”) and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) promulgated under such section, including but not limited to, executing and filing with the Commission Forms 3, 4 and 5 and any and all amendments thereto as such person or persons executing the same pursuant to this Power of Attorney may approve. The undersigned acknowledges that the aforementioned attorneys-in-fact, serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 16.

          THIS POWER OF ATTORNEY shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Company unless earlier revoked by the undersigned in a signed writing delivered to the aforenamed attorneys-in-fact.

          ALL POWERS OF ATTORNEY executed by the undersigned prior to the date hereof in connection with all filings as may be required under Section 16 by virtue of the undersigned’s position as a director and/or officer of the Company, are hereby revoked.

          IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 14TH day of August 2009.

/S/ MARTIN ABRAHAMS
Martin Abrahams

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